Exhibit 99.1

Delta Apparel Announces New Board Member

DULUTH, Ga.—(BUSINESS WIRE)—August 20, 2004— Delta Apparel, Inc. (AMEX-DLA) has appointed Philip J. Mazzilli to the Board of Directors effective August 19, 2004.

Phil is currently an independent financial and business consultant, advising and mentoring business executives. Until 2003, Phil was the Executive Vice President and Chief Financial Officer of Equifax Corporation. Phil has over forty years of business experience in a broad range of industries. He holds an MBA in Finance and a BS in Industrial and Labor Relations from Cornell University. Phil is actively involved in the Kings Ridge Christian School in Alpharetta, Georgia. He is on the Board of Governors and is the Chairman of the Finance Committee at the school.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a vertically integrated marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of branded casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. These products are sold to screen printers, private label accounts and distributors, as well as being sold through specialty sporting goods stores and department stores. In addition, certain products are sold in college bookstores and to the U.S. Military. Delta Apparel has operations in the United States, Honduras, Mexico and Costa Rica and employs about 4,500 worldwide. Additional information on Delta Apparel is available at www.deltaapparel.com.

Contact:   Delta Apparel, Inc.
                  Herb Mueller   678/775-6900